Exhibit 3.8
STATE OF DELAWARE
SECRETARY OF STATE
DIVISION OF CORPORATIONS
FILED 04:30 PM 11/04/1999
991471477 — 3120320
CERTIFICATE OF INCORPORATION
OF
BELDEN TECHNOLOGIES, INC.
     1. The name of the corporation is BELDEN TECHNOLOGIES, INC.
     2. The address of its registered office in the State of Delaware is Corporation Trust Center, 1209 Orange Street, in the City of Wilmington, County of New Castle. The name of its registered agent at such address is The Corporation Trust Company.
     3. The nature of the business or purposes to be conducted or promoted is:
     To engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.
     4. The total number of shares of stock which the corporation shall have authority to issue is: Ten Thousand (10,000) and the par value of each of such shares is No Dollars and One Cents ($0.01) amounting in the aggregate to One Hundred Dollars and Zero Cents ($100).
     5. The name and mailing address of each incorporator is as follows:

NAME	MAILING ADDRESS
S. G. Butterworth	1209 Orange Street
Wilmington, Delaware 19801
D. J. Murphy	1209 Orange Street
Wilmington, Delaware 19801
L. J. Vitalo	1209 Orange Street
Wilmington, Delaware 19801
     The name and mailing address of each person who is to serve as a director until the first annual meeting of the stockholders or until a successor is elected and qualified, is as follows:

NAME	MAILING ADDRESS
C. Baker Cunningham	7701 Forsyth, Suite 800
Clayton, MO 63105
Paul M. Schlessman	7701 Forsyth, Suite 800
Clayton, MO 63105
Kevin L. Bloomfield	7701 Forsyth, Suite 800
Clayton, MO 63105
     6. The corporation is to have perpetual existence.

     7. In furtherance and not in limitation of the powers conferred by statute, the board of directors is expressly authorized:
     To make, alter or repeal the by-laws of the corporation.
     8. Elections of directors need not be by written ballot unless the by-laws of the corporation shall so provide.
     Meetings of stockholders may be held within or without the State of Delaware, as the by-laws may provide. The books of the corporation may be kept (subject to any provision contained in the statutes) outside the State of Delaware at such place or places as may be designated from time to time by the board of directors or in the by-laws of the corporation.
     9. The corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereunder prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation.
     WE, THE UNDERSIGNED, being each of the incorporators hereinbefore named, for the purpose of forming a corporation pursuant to the General Corporation Law of the State of Delaware, do make this Certificate, hereby declaring and certifying that this is our act and deed and the facts herein stated are true, and accordingly have hereunto set our hands this 4th day of November, 1999.

/s/ S.G. Butterworth
S.G. Butterworth

/s/ D.J. Murphy
D.J. Murphy

/s/ L.J. Vitalo
L.J. Vitalo

STATE OF DELAWARE
SECRETARY OF STATE
DIVISION OF CORPORATIONS
FILED 09:00 AM 05/24/2000
001266569 — 3120320
CERTIFICATE OF CHANGE OF LOCATION OF REGISTERED OFFICE
AND OF REGISTERED AGENT
It is hereby certified that:
     1. The name of the corporation (herein after called the “corporation”) is Belden Technologies, Inc.
     2. The registered office of the corporation within the State of Delaware is hereby changed to 1013 Centre Road, City of Wilmington 19805, County of New Castle.
     3. The registered agent of the corporation within the State of Delaware is hereby changed to Corporation Service Company, the business office of which is identical with the registered office of the corporation as hereby changed.
     4. The corporation has authorized the changes herein before set forth by resolution of its Board of Directors.

/s/ Kevin L. Bloomfield
Kevin L. Bloomfield, Secretary